Exhibit 99.1

Lifeward Reports Strong Second Quarter 2026 Financial Results as
Commercial Execution Drives Growth

Revenue increase and operating performance improve as capital-efficient distribution strategy gains momentum

Strengthened balance sheet and expanding rehabilitation platform support continued commercial execution

HUDSON, MA, and YOKNEAM ILLIT, Israel, August 14, 2026 – Lifeward Ltd. (Nasdaq: LFWD) (“Lifeward” or the “Company”), a diversified biomedical innovation company with a portfolio of commercialized neurorehabilitation products and a biomedical pipeline, today reported financial results for the second quarter ended June 30, 2026.

Corporate & Financial Highlights

•
Revenue increased 16% to $6.6 million in the second quarter of 2026 compared to the second quarter of 2025, marking the strongest quarterly revenue performance since the fourth quarter of 2024. The increase reflects continued execution of Lifeward's commercial strategy and growing adoption across the Company's rehabilitation portfolio.

•
Strengthened the Company's balance sheet to a proforma cash balance of approximately $11 million. The Company had a cash balance of $9.4 million as of June 30, 2026. Through a strategic financing closed on July 6, 2026, providing up to $11.2 million in growth capital, Lifeward raised approximately $5.6 million, $4.1 million of which was received during the second quarter, and $1.5 million was received in July. An additional approximately $5.6 million is available upon achieving either a 150% increase in ReWalk sales or the Company's common stock trading at $13.80 or higher for ten consecutive trading days.

•
Continued successful execution of Lifeward's capital-efficient distribution strategy, expanding patient access through established rehabilitation and durable medical equipment distribution partners while building scalable commercial infrastructure designed to support portfolio growth. In August 2026, Lifeward launched a pilot program with Ottobock Care, a leading U.S. mobility technology patient care organization with more than 50 patient clinics nationwide, broadening access to ReWalk Personal Exoskeleton across the country.

•
Further strengthened Lifeward's restorative healthcare platform, with ongoing investigational device development, combining market-leading rehabilitation technologies with an established reimbursement infrastructure.

•
Advanced the ORMD-0801 oral insulin clinical program, with preparations ongoing for the planned Phase 2 U.S. clinical trial. Clinical development activities continue to be managed by Oramed under the strategic collaboration utilizing funds from the Oratech acquisition.

•
Board composition. Effective August 13, 2026, the Company’s Chairman of the Board Bob Marshall and Directors Mike Swinford and William Sigsbee have decided to step down from the board. The Company extends its gratitude to each of Messrs. Marshall, Swinford and Sigsbee for their service and lasting contributions to the Company.

•
Executive transition. The Company’s Chief Financial Officer, Almog Adar, has decided to depart the Company effective September 30, 2026, and will assist with a transition period to his successor. The Company extends its gratitude to Mr. Adar for his service and lasting contributions to the Company.

"The second quarter marks another important milestone in Lifeward's transformation into a scaled restorative healthcare company, with revenue growth demonstrating that the strategy we have implemented is working,” said Mark Grant, President and Chief Executive Officer of Lifeward. “Backed by a strong sales pipeline, we expect this revenue momentum to continue in the second half of 2026.”

"Over the past year, we have strengthened Lifeward’s restorative healthcare platform, which includes multiple commercial products, a strong reimbursement infrastructure, a scalable capital-efficient distribution model and an exciting pipeline of potential future rehabilitation technologies. These capabilities create a powerful foundation that we believe will support sustainable long-term growth and expand access to life-changing technologies for patients around the world."

"As part of the governance changes announced today, I am proud of what our team has accomplished together with the support and guidance of our board. We have established the strategy, strengthened the balance sheet, built the commercial infrastructure and positioned the Company to capitalize on significant opportunities ahead."

Second Quarter 2026 Financial Results

Revenue increased 16% to $6.6 million in the second quarter of 2026, compared to $5.7 million in the second quarter of 2025. The $0.9 million increase was driven by a 13% increase in ReWalk Personal exoskeletons sales to $2.5 million in the second quarter of 2026 compared to the same period in 2025, primarily reflecting stronger sales in Europe, and AlterG products and services which increased 25% to $4.1 million from the same period in 2025, primarily reflecting higher U.S. unit shipments, service revenue and average selling prices. MyoCycle FES bike sales were $0.1 million, unchanged from the second quarter of 2025.

Gross margin was 41% during the second quarter of 2026, compared to 44% in the second quarter of 2025. The year-over-year decrease was primarily due to higher tariffs, fluctuations in foreign exchange rates, and a 4%  revenue sharing expense associated with the Oramed transaction.

Total operating expenses in the second quarter of 2026 declined 24% to $6.9 million, compared to $9.1 million in the second quarter of 2025, primarily due to $2.8 million of one-time impairment charges recorded in the prior-year period. Excluding these charges, the year-over-year increase primarily reflected higher research and development expenses, including $0.7 million in Oratech clinical trial costs, partially offset by lower sales and marketing and general and administrative expenses. On a non-GAAP basis, which excludes the items listed in the attached non-GAAP reconciliation table, adjusted operating expenses increased by 8% to $6.5 million in the second quarter of 2026, compared to $6.0 million in the second quarter of 2025, with the year-over-year change primarily attributable to $0.7 million in Oratech clinical trial costs.

Operating loss declined by 37% in the second quarter of 2026 to $4.2 million, compared to $6.6 million in the second quarter of 2025, primarily due to $2.8 million of impairment charges recorded in the second quarter of 2025 and lower sales and marketing and general and administrative expenses, partially offset by $0.7 million in Oratech clinical trial costs in the second quarter of 2026. On a non-GAAP basis, which excludes the items in the attached non-GAAP reconciliation table, adjusted operating loss was $3.8 million in the second quarter of 2026, compared to $3.5 million in the second quarter of 2025, with the year-over-year change primarily attributable to $0.7 million in Oratech clinical trial costs, partially offset by continued operating efficiencies, particularly in sales and marketing and general and administrative expenses.

Net loss was $11.5 million, or $4.12 per share, in the second quarter of 2026, compared to $6.6 million, or $7.01 per share, in the second quarter of 2025. Net loss increased by $4.9 million primarily due to non-cash fair value charges in warrant and derivative liabilities, compared to the three months ended June 30, 2025. On a non-GAAP basis, which excludes the items in the attached non-GAAP reconciliation table, adjusted net loss was $4.1 million in the second quarter of 2026, compared to $3.5 million in the second quarter of 2025, with the year-over-year change primarily attributable to $0.7 million in Oratech clinical trial costs.

Liquidity

As of June 30, 2026, Lifeward had $9.4 million in unrestricted cash and cash equivalents, compared to $2.2 million as of December 31, 2025. The proforma cash balance is approximately $11 million, inclusive of $1.5 million in proceeds from the July 6, 2026 capital raise of $5.6 million, $4.1 million of which was received prior to June 30, 2026.

About Lifeward

Lifeward is a global innovator focused on advancing medical technologies and biomedical solutions that improve lives. The Company’s established portfolio includes market-leading neurorehabilitation technologies such as the ReWalk® Exoskeleton, AlterG® Anti-Gravity system, MyoCycle® FES System, and ReStore® Exo-Suit. These solutions span the continuum of care in physical rehabilitation and recovery, deploying the most advanced robotics and AI technologies to restore full health and quality of life to a broadening patient population. The Company is now executing a strategic evolution into a diversified biomedical company, expanding beyond rehabilitation and into high-value therapeutic platforms. This includes its Protein Oral Delivery (POD™) platform, designed to enable oral delivery of biologic drugs, with lead candidate ORMD-0801 (oral insulin) targeting a large and underserved diabetes market.

Lifeward has operations in the United States, Israel, and Germany. For more information on the Lifeward mission and product portfolio, please visit GoLifeward.com.

Lifeward®, ReWalk®, ReStore® and Alter G® are registered trademarks of Lifeward Ltd. and/or its affiliates.

Forward-Looking Statements
In addition to historical information, this press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934. Such forward-looking statements may include projections regarding the Company's future performance and other statements that are not statements of historical fact and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "should," "would," "seek" and similar terms or phrases. The forward-looking statements contained in this press release are based on management's current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements include, among others: management’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: the future operations of Lifeward, including research and development activities; the nature, strategy and focus of Lifeward; Lifeward’s ability to successfully integrate Oratech Pharmaceuticals Ltd. into its organization and realize the anticipated benefits therefrom; anticipated clinical drug development activities and related timelines, and other clinical results; the sufficiency of post-transaction resources to support the advancement of Lifeward’s pipeline through certain milestones and the time period over which Lifeward’s post-transaction capital resources will be sufficient to fund its anticipated operations; unexpected costs, charges or expenses resulting from the strategic transaction; expected timing and results of the ORMD-0801 clinical trial; legislative, regulatory, political and economic developments; the acceptance of the ReWalk 7 Personal Exoskeleton by healthcare professionals and patients; uncertainties associated with future clinical trials and the clinical development process, the product development process and FDA regulatory submission review and approval process; the Company's ability to have sufficient funds to meet certain future capital requirements, which could impair the Company's efforts to develop and commercialize existing and new products; the Company's ability to maintain and grow its reputation and the market acceptance of its products; the Company's ability to achieve reimbursement from third-party payors, including CMS, for its products; the Company's limited operating history and its ability to leverage its sales, marketing and training infrastructure; the Company's expectations as to its clinical research program and clinical results; the Company's expectations regarding future growth, including its ability to increase sales in its existing geographic markets and expand to new markets; the Company’s ability to continue to operate as a going concern; the Company's ability to obtain certain components of its products from third-party suppliers and its continued access to its product manufacturers; the Company’s ability to navigate any difficulties associated with moving production of its AlterG Anti-Gravity Systems to a contract manufacturer and transitioning the manufacturing of its ReWalk products to its in-house manufacturer; the Company's ability to improve its products and develop new products; the Company's compliance with medical device reporting regulations to report adverse events involving the Company's products, which could result in voluntary corrective actions or enforcement actions such as mandatory recalls, and the potential impact of such adverse events on the Company's ability to market and sell its products; the Company's ability to gain and maintain regulatory approvals; the Company's ability to maintain adequate protection of its intellectual property and to avoid violation of the intellectual property rights of others; the risk of a cybersecurity attack or breach of the Company's IT systems significantly disrupting its business operations; the ability of a refreshed Board of Directors to effectively oversee and manage the Company and execute its strategy; the Company's ability to use effectively the proceeds of its offerings of securities; and other factors discussed under the heading "Risk Factors" in the Company’s annual report on Form 10-K, as amended, for the year ended December 31, 2025 filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this press release speaks only as of the date hereof. Factors or events that could cause the Company’s actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for the Company to predict all of them. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Contact:
Almog Adar
Chief Financial Officer
Lifeward

E: media@golifeward.com
E: ir@golifeward.com

Lifeward Ltd. And subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Revenue	$6,623	$5,724	$10,546	$10,758
Cost of revenues	3,914	3,213	6,495	6,125
Gross profit	2,709	2,511	4,051	4,633
Operating expenses:
Research and development, net	1,754	767	7,599	1,685
Sales and marketing	3,531	3,785	6,802	7,622
General and administrative	1,576	1,739	4,141	3,959
Impairment charges	-	2,783	-	2,783
Total operating expenses	6,861	9,074	18,542	16,049
Operating loss	(4,152)	(6,563)	(14,491)	(11,416)
Financial expense (income), net	7,357	(1)	7,805	(31)
Loss before income taxes	(11,509)	(6,562)	(22,296)	(11,385)
Taxes on income	10	-	16	11
Net loss	$(11,519)	$(6,562)	$(22,312)	$(11,396)
Basic net loss per ordinary share	$(4.12)	$(7.01)	$(10.09)	$12.59
Weighted average number of shares used in computing net loss per ordinary share basic and diluted (*)	2,796,621	935,785	2,210,280	904,881

(*) All share and per share amounts presented in this note have been retroactively adjusted to reflect the Company’s 1-for-12 reverse share split effected on February 24, 2026.

Lifeward Ltd. And subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	June 30,	December 31,
	2026	2025

Assets
Current assets
Cash and cash equivalents	$9,448	$2,169
Restricted Cash	4	240
Clinical trial services asset	504	-
Trade receivables, net of credit losses of $212 and $192, respectively	7,861	6,138
Prepaid expenses and other current assets	1,979	1,528
Inventories	6,151	5,732
Total current assets	25,947	15,807
Restricted cash and other long term assets	488	209
Clinical trial services asset	378	-
Operating lease right-of-use assets	2,473	1,544
Property and equipment, net	527	585
Intangible Assets	432	-
Goodwill	4,755	4,755
Total assets	$35,000	$22,900
Liabilities and equity
Current liabilities
Trade payables	6,135	5,590
Current maturities of operating leases	743	425
Convertible promissory note	-	2,803
Other current liabilities	4,281	3,221
Total current liabilities	11,159	12,039

Non-current operating leases	1,813	1,159
Convertible promissory notes, net	4,432	-
Financing liabilities	4,083	-
Other long-term liabilities	1,297	1,294
Shareholders’ equity	12,216	8,408
Total liabilities and equity	$35,000	$22,900

Lifeward Ltd. And subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2026	2025

Net cash used in operating activities	$(9,680)	$(9,429)
Net cash provided by (used in) investing activities	6,472	(5)
Net cash provided by financing activities	10,505	7,779
Effect of Exchange rate changes on cash, cash equivalents and restricted cash	12	70
Increase (decrease) in cash, cash equivalents, and restricted cash	7,309	(1,585)
Cash, cash equivalents, and restricted cash at beginning of period	2,579	7,108
Cash, cash equivalents, and restricted cash at end of period	$9,888	$5,523

Lifeward Ltd. And subsidiaries
(Unaudited)
(In thousand)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025

Revenues based on customer’s location:
United States	$4,063	$3,062	$6,424	$6,271
Europe	1,053	693	1,757	1,473
Germany	1,134	1,410	1,831	1,966
Asia - Pacific	235	124	287	166
Rest of the world	138	435	247	882
Total Revenues	$6,623	$5,724	$10,546	$10,758

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Dollars in thousands, except per share data	2026	2025	2026	2025

GAAP net loss	$(11,519)	$(6,562)	$(22,312)	$(11,396)
Adjustments:
Amortization of intangible assets	10	-	10	-
Non-cash acquired in-process R&D expense	-	-	4,947	-
Oramed transaction-related expenses	-	-	619	-
Other income related to the settlement of the post closing statement for the acquisition of AlterG	(142)	-	(142)	-
Restructuring	244	700	244	700
Remeasurement of earnout liability	-	(608)	-	(608)
Impairment charges	-	2,783	-	2,783
Stock-based compensation expenses	262	182	439	402
Non-cash amortization of debt discount associated with the convertible notes and warrants	153	-	958	-
Fair value remeasurement of warrant and derivative liabilities	6,912	-	6,387	-

Non-GAAP net loss	$(4,080)	$(3,505)	$(8,850)	$(8,119)

Weighted average shares used in computing net loss per share (*)	2,796,621	935,785	2,210,280	904,881

Non-GAAP net loss per share	$(1.46)	$(3.75)	$(4.00)	$(8.97)

(*) All share and per share amounts presented in this note have been retroactively adjusted to reflect the Company’s 1-for-12 reverse share split effected on February 24, 2026.

	Three Months Ended				Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2026		2025		2026		2025
Dollars in thousands	$	% of revenue	$	% of revenue	$	% of revenue	$	% of revenue

GAAP operating loss	$(4,152)	(62.7)%	$(6,563)	(114.7)%	$(14,491)	(137.4)%	$(11,416)	(106.1)%

Amortization of intangible assets	10	0.2%	-	-	10	0.1%	-	-
Non-cash acquired in-process R&D expense	-	-	-	-	4,947	46.9%	-	-
Oramed transaction-related expenses	-	-	-	-	619	5.9%	-	-
Other income related to the settlement of the post closing statement for the acquisition of AlterG	(142)	(2.1)%	-	-	(142)	(1.3)%	-	-
Restructuring	244	3.7%	700	12.2%	244	2.3%	700	6.5%
Remeasurement of earnout liability	-	-	(608)	(10.6)%	-	-	(608)	(5.7)%
Impairment charges	-	-	2,783	48.6%	-	-	2,783	25.9%
Stock-based compensation expenses	262	4.0%	182	3.2%	439	4.2%	402	3.7%

Non-GAAP operating loss	$(3,778)	(56.9)%	$(3,506)	(61.3)%	$(8,374)	(79.3)%	$(8,139)	(75.7)%

	Three Months Ended				Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2026		2025		2026		2025
Dollars in thousands	$	% of revenue	$	% of revenue	$	% of revenue	$	% of revenue

GAAP gross profit	$2,709	40.9%	$2,511	43.9%	$4,051	38.4%	$4,633	43.1%
Adjustments:
Stock-based compensation expenses	1	-	4	0.1%	6	0.1%	7	0.1%

Non-GAAP gross profit	$2,710	40.9%	$2,515	44.0%	$4,057	38.5%	$4,640	43.2%

	Three Months Ended				Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2026		2025		2026		2025
Dollars in thousands	$	% of revenue	$	% of revenue	$	% of revenue	$	% of revenue

GAAP research & development	$1,754	26.5%	$767	13.4%	$7,599	72.1%	$1,685	15.7%
Adjustments:
Amortization of intangible assets	(10)	(0.2)%	-	-	(10)	(0.1)%	-	-
Non-cash acquired in-process R&D expense	-	-	-	-	(4,947)	(46.9)%	-	-
Stock-based compensation expenses	(37)	(0.6)%	(37)	(0.6)%	(74)	(0.7)%	(73)	(0.7)%

Non-GAAP research & development	$1,707	25.7%	$730	12.8%	$2,568	24.4%	$1,612	15.0%

	Three Months Ended				Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2026		2025		2026		2025
Dollars in thousands	$	% of revenue	$	% of revenue	$	% of revenue	$	% of revenue

GAAP sales & marketing	$3,531	53.3%	$3,785	66.1%	$6,802	64.5%	$7,622	70.8%
Adjustments:
Restructuring	(244)	(3.7)%	(277)	(4.8)%	(244)	(2.3)%	(277)	(2.6)%
Stock-based compensation expenses	(5)	(0.1)%	(56)	(1.0)%	(63)	(0.6)%	(138)	(1.3)%

Non-GAAP sales & marketing	$3,282	49.5%	$3,452	60.3%	$6,495	61.6%	$7,207	66.9%

	Three Months Ended				Six Months Ended
	June 30,		June 30,		June 30,		June 30,
	2026		2025		2026		2025
Dollars in thousands	$	% of revenue	$	% of revenue	$	% of revenue	$	% of revenue

GAAP general & administrative	$1,576	23.8%	$1,739	30.4%	$4,141	39.3%	$3,959	36.8%
Adjustments:
Other income related to the settlement of the post closing statement for the acquisition of AlterG	142	2.1%	-	-	142	1.3%	-	-
Oramed transaction-related expenses	-	-	-	-	(619)	(5.9)%	-	-
Restructuring	-	-	(423)	(7.4)%	-	-	(423)	(3.9)%
Remeasurement of earnout liability	-	-	608	10.6%	-	-	608	5.7%
Stock-based compensation expenses	(219)	(3.3)%	(85)	(1.5)%	(296)	(2.8)%	(184)	(1.7)%

Non-GAAP general & administrative	$1,499	22.6%	$1,839	32.1%	$3,368	31.9%	$3,960	36.9%